United States securities and exchange commission logo





                    July 1, 2021

       Robert F. Probst
       Executive Vice President and Chief Financial Officer
       Ventas, Inc.
       353 N. Clark Street, Suite 3300
       Chicago, IL 60654

                                                        Re: Ventas, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2020
                                                            Filed February 23,
2021
                                                            File No. 001-10989

       Dear Mr. Probst:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction